Exhibit 99.1

Tel-Instrument Electronics Corp Announces Preliminary Results for 2008 Fiscal Year and Two New Contracts

CARLSTADT, N.J.--(BUSINESS WIRE)--Tel Instrument Electronics Corp. (Tel) announced today its unaudited results of operations for the year and the quarter ended March 31, 2008 (fiscal year 2008). The Company’s sales increased substantially, but it still incurred a significant, but reduced, operating loss due to continuing high engineering expenditures for the CRAFT products (AN/USM-719 and AN/USM-708), a lower gross profit margin on the documentation and testing phase of the ITATS (AN/ARM-206) program, and the fourth quarter write-down of Tel’s investment in its ITI hydrographic subsidiary.

Tel is anticipating a return to profitable operations in fiscal year 2009 due primarily to a strong increase in projected sales from two recent large IDIQ (“Indefinite Delivery/Indefinite Quantity”) contracts with the Army and the previously announced $2.2 million AN/USM-719 IFF test set order from the U.S. Navy. Engineering expenses are also projected to decline as the development phase of the AN/USM-708 program nears completion.

With respect to the new Army contracts, Tel was successful in recently winning a competitively bid five year IDIQ contract from the U.S. Army for 57 to 590 T-30D Navigation test sets with a maximum contract value of $3.2 million, and a five year IDIQ contract from the U.S. Army for 56 to 156 T-47N IFF test sets, with a maximum contract value of $2.7 million. First shipments under both contracts are expected in the current fiscal year. Tel is also planning to deliver 83 AN/USM-719 IFF test sets to the U.S. Navy this fiscal year. Significant additional growth is expected next fiscal year when production deliveries of the AN/USM-719, AN/USM-708, and AN/ARM-206 are expected to commence in volume.

Over the last several years, Tel has aggressively invested in revitalizing its product line with three cutting edge products now nearing completion, including two variants of CRAFT listed above, and the AN/ARM-206 TACAN bench test set. The CRAFT products are still the only Mode 5 flight line test sets under contract with the U.S. Military. Tel continues to work to finalize the AN/USM-708 product, with the Navy technical evaluation process scheduled to commence later this year. To date, the Navy has exercised CRAFT production options for 83 units out of a maximum IDIQ contract of 1,200 units. The AN/ARM-206 TACAN Test Set design combines advanced digital technology with state of the art automated testing capabilities. This product will represent an important expansion to Tel’s current product line and its automated testing capabilities will represent a significant benefit to our customers. This IDIQ contract is for up to 180 units with a maximum contract value of $12 million.

At June 5, 2008 the Company’s backlog stood at $8.5 million, an increase of $2.7 million from December 31, 2007. This backlog includes only the amount of currently exercised delivery orders on open IDIQ contracts, and is expected to materially increase when the volume production orders for the two large Navy contracts are received. Historically, the Company obtains a substantial volume of orders which are required to be filled in less than 12 months, and, therefore, these anticipated orders are not reflected in the backlog.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600